EXHIBIT 10.3

FOOT LOCKER, INC. EXECUTIVE SEVERANCE POLICY

The Foot Locker, Inc. Executive Severance Policy, as may be amended from time to time, is intended to help retain qualified senior level employees, maintain a stable work environment and provide economic security to eligible employees by providing severance payments and benefits to such employees. The Company, including each subsidiary that is an employer of an Eligible Employee (the applicable employer, the “Employer”), hereby adopts the Policy for the benefit of certain senior level employees of the Company on the terms and conditions hereinafter stated, effective as of August 1, 2024.

1. DEFINITIONS. As hereinafter used:

1.1 “Administrator” shall mean the Board or its delegate.

1.2 “Base Salary” The Eligible Employee's base rate of pay for services paid by the Employer to the Eligible Employee at the time of his or her termination of employment, as reflected in the Employer's payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, group insurance or other welfare benefit or any other additional compensation. Base Salary shall include any amounts that a team member elects to have contributed by the Company to any plan or program that is subject to Section 125, 132(f) or 401(k) of the Code.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cause” shall have the meaning set forth in the Eligible Employee’s individual employment agreement or offer letter with the Company; provided, that if no such agreement or offer letter exists (or if such agreement or offer letter does not define the term “Cause”), “Cause shall mean that the Eligible Employee has: (i) willfully failed or refused to perform the Eligible Employee’s assigned duties and responsibilities to the Company in any material respect, after written notice and a reasonable opportunity to cure, provided that where the performance of such assigned duties would be a violation of law, such failure shall not be deemed to constitute Cause hereunder; (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his duties to the Company; (iv) committed an act of fraud, misappropriation or dishonesty affecting the Company or committed an act constituting a felony; or (v) willfully violated any the Company’s Code of Conduct or other material Company policies in any material respect. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

1.5 “Change in Control” shall mean the earliest to occur of the following:

a. the consummation of a merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (2) below;

b. the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock) acting in concert; or

c. during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Notwithstanding anything herein to the contrary, for any payments pursuant to this Policy that are subject to Section 409A of the Code, to the extent required by Section 409A of the Code, a Change in Control shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7 “Company” shall mean Foot Locker, Inc. and, except as the context otherwise requires, its wholly owned subsidiaries and any successor by merger, acquisition, consolidation, restructuring or otherwise that assumes the obligations of the Company under the Policy.

1.8 “Disability” with respect to any Eligible Employee, shall mean a disability which would qualify as such under Foot Locker’s Long Term Disability Plan. Notwithstanding the foregoing, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Disability shall mean that an Eligible Employee is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

1.9 “Effective Date” shall mean August 1, 2024.

1.10 “Eligible Employee” shall mean any team member who is designated as Level 12 and above, excluding the Chief Executive Officer of the Company, who is actively and regularly employed by an Employer on a Full-Time basis at the time of termination of employment. In addition, any other individual Vice President designated by the Administrator as a participant in the Plan, who is actively and regularly employed by an Employer on a Full-Time basis at the time of termination of employment, shall be treated as an Eligible Employee hereunder.

1.11 “Employer”. Foot Locker, Inc. or any of its United States subsidiaries. With regard to the application of the Plan to an individual team member, the Employer is the company by whom the team member is employed.

1.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.13 “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Eligible Employee with respect to such excise tax.

1.14 “Full-time” with respect to a team member shall mean any team member who is designated as a Full-time team member within the Company Human Resources/Payroll system as of his or her Termination Date.

1.15 “Good Reason” shall have the meaning set forth in the Eligible Employee’s individual employment agreement or offer letter with the Company; provided, that if no such agreement or offer letter exists (or if such agreement or offer letter does not define the term “Good Reason”), “Good Reason” shall mean, without the Eligible Employee’s prior written consent:

a. Prior to the date of a Change in Control, (i) a material diminution in the Eligible Employee’s base compensation or target annual incentive opportunity, other than a general reduction in base compensation or target annual incentive opportunity that affects all similarly situated Eligible Employees in substantially the same proportions, (ii) unless the Eligible Employee exclusively works remotely, a relocation of more than 50 miles from the location of the employee’s principal job location or office that results in an increased commute or (iii) for Eligible Employees that exclusively work remotely, a material change to such remote work accommodation.

b. On or after the date of a Change in Control, (i) a material reduction in the Eligible Employee’s authority, duties or responsibilities relative to the Eligible Employee’s authority, duties or responsibilities in effect prior to such reduction, (ii) a material diminution in the Eligible Employee’s base compensation or target annual incentive opportunity, (iii) unless the Eligible Employee exclusively works remotely, a relocation of more than 50 miles from the location of the employee’s principal job location or office that results in an increased commute or (iv) for Eligible Employees that exclusively work remotely, a material change to such remote work accommodation.

c. Notwithstanding the foregoing, none of the above events set forth under Section 1.16(a) or (b) shall constitute Good Reason unless the Eligible Employee has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason) to the Company of the existence of any condition described in any one of the relevant subparagraphs contained in this definition within thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice. Any termination of employment by the Eligible Employee for Good Reason hereunder must occur no later than the date that is the three (3) month anniversary of the initial existence of the condition giving rise to the termination right.

1.16 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

1.17 “Plan” or “Policy” means this Foot Locker, Inc. Executive Severance Policy.

1.18 “Qualifying Termination” shall mean the Eligible Employee’s employment with the Employer is terminated (i) by the Employer for any reason other than Cause, death or Disability, (ii) by the Eligible Employee for Good Reason. A Qualifying Termination shall not be triggered by a sale of the Eligible Employee’s Employer, or by the sale of any facility, division, business function or other subsidiary of the Company which, in connection with, the Eligible Employee is offered employment by the purchaser or successor (or an affiliate thereof) unless the terms of such employment would have been grounds to terminate employment for Good Reason (as determined by the Administrator in its sole discretion).

1.19 “Qualifying Termination Date” means the date on which an Eligible Employee incurs a Qualifying Termination.

1.20 “Separation and Release Agreement” means the agreement to be entered into between the Eligible Employee and the Employer and /or the Company (as deemed appropriate by the Employer), substantially in the form attached hereto as Exhibit B.

1.21 “Termination Date” means the date on which an Eligible Employee’s employment with the Company terminates for any reason.

2. SEVERANCE BENEFITS.

2.1 Severance Amount. Subject to Section 2.5 hereof, the Employer shall pay to each Eligible Employee who incurs a Qualifying Termination an amount determined in accordance with the applicable “Severance Amount” set forth on the Severance Exhibit attached hereto that corresponds with such Eligible Employee’s designated job level and title. Subject to the terms of the Separation and Release Agreement described in Section 2.5 and subject to Sections 2.7 and 2.8 hereof, the amount payable under this Section 2.1 shall be paid in accordance with the Company's normal payroll practices at the time and in the form set forth on the Severance Exhibit that corresponds with such Eligible Employee’s designated job level and title.

2.2 Subsidized COBRA Coverage. Subject to Section 2.5 hereof, in the case of each Eligible Employee who incurs a Qualifying Termination and who is employed in the United States, provided that such Eligible Employee timely and validly elects Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage, the Employer shall pay the Eligible Employee, in a lump sum (the "Subsidized COBRA Premium"), an amount equal to the difference between the COBRA continuation coverage premium and the premium amount that the Eligible Employee otherwise would have contributed towards such group health coverage at active employee rates, for the lesser of three months following the Qualifying Termination Date or the period that the Eligible Employee is paid severance (as determined in accordance with the Severance Exhibit applicable to the Eligible Employee’s job level and title). The Subsidized COBRA Premium paid hereunder shall constitute taxable income to the Eligible Employee. The coverage period for purposes of COBRA shall commence on the first day of the month following the Qualifying Termination Date, and shall run concurrently with the period of subsidized COBRA coverage.

2.3 Annual Incentive Plan. Subject to Section 2.5 hereof, in the case of an Eligible Employee who incurs a Qualifying Termination and (i) who is an eligible participant in the Company’s Annual Incentive Compensation Plan (or other annual incentive plan applicable to the Eligible Employee) immediately prior to such Qualifying Termination and (ii) who has been employed for at least six months during the performance period in effect for the year in which the Qualifying Termination Date falls shall be eligible to receive an amount equal to the annual bonus that such Eligible Employee would have received from the Company based on actual performance (disregarding any individual performance component or modifier) at the end of the applicable performance period, prorated for the year of termination based on the number of days worked during the performance period. To the extent earned, such prorated annual incentive payment will be made to the Eligible Employee at the same time that the Company makes the annual incentive plan payments to its active employees.

2.4 Accrued Compensation.

a. The Employer shall pay to each Eligible Employee who incurs a Qualifying Termination a lump sum payment in cash, as soon as practicable, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) thirty (30) days after the Termination Date, equal to (i) the Eligible Employee’s accrued but unpaid Base Salary through the Termination Date, (ii) the Eligible Employee’s accrued but unused vacation time through the Termination Date, and (iii) reimbursement for any business expenses properly incurred by the Eligible Employee prior to the Termination Date in accordance with the Company’s policies.

b. Each Eligible Employee who incurs a Qualifying Termination will remain entitled to any benefits to which he or she would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans and non-qualified deferred compensation plans and nothing contained in the Policy is intended to waive or relinquish Eligible Employee’s vested rights in such benefits. In addition, the Eligible Employee’s outstanding long-term incentive awards will be treated in accordance with the applicable plan.

2.5 Conditions. No Eligible Employee who incurs a Qualifying Termination shall be eligible to receive the payments or other benefits set forth in Sections 2.1, 2.2 or 2.3 of the Policy unless the Eligible Employee executes and does not revoke the Separation and Release Agreement containing a written general release of claims in accordance with the terms and conditions set forth therein. An Eligible Employee must sign and return the Separation and Release Agreement no later than sixty (60) calendar days after the Qualifying Termination Date. The Administrator or the Employer (as appropriate) may modify, in good faith, the form of Separation and Release Agreement in order to comply with applicable local law and preserve the intent of the Separation and Release Agreement.

2.6 Restrictive Covenants. Following an Eligible Employee’s Termination Date, such Eligible Employee shall not disparage the Company and shall not at any time make, publish, or communicate to any person or entity in any public forum any defamatory or maliciously false remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors. The Eligible Employee shall continue to be subject to any confidentiality or other restrictive covenant agreement with the Company or the Employer (as appropriate) to which the Eligible Employee is a party, including but not limited to any agreement governing non-competition, non-solicitation, non-disparagement, or the treatment, ownership or return of intellectual or other property of the Company or the Employer. The Administrator, in its sole discretion, shall have the right to cease payment, or claw back payment (as appropriate), if Eligible Employee violates any provision of this Section 2.6. However, nothing in this Section 2.6 shall preclude the Eligible Employee from making truthful and accurate statements or disclosures that are required by applicable law or legal process, including, without limitation: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (iii) making truthful statements to governmental agencies such as the EEOC or SEC; or (iv) otherwise exercising any of the Eligible Employee's protected rights that cannot be waived by agreement.

2.7 Other Severance Payments. Except as otherwise determined by the Administrator, any cash severance benefits payable under Section 2.1 hereof or other severance benefits provided under Sections 2.2 and 2.3 hereof will be reduced by and shall not be in addition to any severance benefits to which the Eligible Employee may otherwise be entitled under any general severance plan or severance policy of the Company, or any agreement between the Company and the Eligible Employee that provides for severance, or as required by applicable law.

2.8 Section 409A. The Policy is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and the Policy will be interpreted on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Policy which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Policy shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax or penalty under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death). To the extent required to avoid an accelerated or additional tax or penalty under Section 409A, amounts reimbursable to the Eligible Employee shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Separation and Release Agreement pursuant to Section 2.5 hereof overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Policy will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

2.9 Section 280G. Anything in this Policy to the contrary notwithstanding, in the event that any payment or benefit received or to be received by the Eligible Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Eligible Employee’s employment, whether pursuant to the terms of the Policy or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In such event, the Total Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The preceding provisions of this Section 2.9 shall not apply in the case of an Eligible Employee who is a party to an agreement with the Company that provides for a different treatment in the event that payments to the Eligible Employee are subject to the Excise Tax. The calculations contemplated by this Section 2.9 shall be done by such accounting or tax experts as may be designated by the Company prior to a Change in Control and shall be binding on the Company and the Eligible Employee.

3. ADMINISTRATION.

3.1 The Administrator shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Policy and other Policy documents. The Administrator shall have all powers reasonably necessary to carry out its responsibilities under the Policy including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Policy in accordance with its terms and to interpret the Policy and related procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Policy document and among and between the Policy document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Policy, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Policy.

3.2 The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.

3.3 The Administrator is empowered, in connection with the Policy, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Policy. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Policy. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Policy. All reasonable expenses thereof shall be borne by the Company.

4. POLICY MODIFICATION OR TERMINATION.

The Policy may be amended or terminated by the Board or its delegate at any time; provided, however, that unless required by applicable law, the Policy may not be amended or terminated during the period commencing on the date of a Change in Control and ending on the second anniversary of the date of the Change in Control in a manner adverse or potentially adverse to any Eligible Employee.

5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Policy shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Policy to a terminated employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative, upon proof or establishment of same.

5.2 By participating in the Policy, each Eligible Employee acknowledges that the Company may hold and process data relating to him or her (including personal data) in relation to and as a consequence of their rights under the Policy. The Company and the Eligible Employee’s employer hold certain personal information, including the Eligible Employee’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title and rights under the Policy, for the purpose of managing and administering the Policy (“Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Policy.

5.3 Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain at-will employees and subject to discharge to the same extent as if the Policy had never been adopted, in each case, except as required by applicable law.

5.4 If any provision of this Policy shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.

5.5 This Policy shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company, which successor shall assume the obligations under this Policy and expressly agree to perform the obligations of the Company hereunder. If a terminated employee shall die while any amount would still be payable to such terminated employee hereunder if the terminated employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the executor, personal representative or administrators of the terminated employee’s estate.

5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

5.7 The Policy shall be unfunded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Policy.

5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall have been duly given when delivered or mailed by United States Mail, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9 The provisions of the Policy will be construed, administered and enforced in accordance with the laws of New York, without regard to its conflicts of laws principles. Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of New York. By accepting of any of the payments or other benefits set forth in Sections 2.1, 2.2 and 2.3 of the Policy, each Eligible Employee irrevocably consent to the jurisdiction of the Federal and State courts of New York and consents and submit to personal jurisdiction in the State of New York.

5.10 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator in conjunction with the Employer.

5.11 An Eligible Employee's acceptance of any of the payments or other benefits set forth in Sections 2.1, 2.2 and 2.3 of the Policy shall be deemed acceptance of the terms of the Policy by the Eligible Employee.

6. OTHER ASPECTS OF THE POLICY.

6.1 Claims Procedure. An Eligible Employee should refer to Exhibit C “Claims Procedures under ERISA” for information regarding the claims procedures that apply under the Policy.

EXHIBIT A-1

SEVERANCE EXHIBIT

Foot Locker Severance Policy Table of Benefits

Qualifying Termination (Not in Connection with a Change in Control)(i)(ii)
Employee Level and Title	Severance Amount	Time and Form of Payment
Level 12 EVPs	1.5 times Base Salary	Paid in substantially equal monthly installments over 18 months, commencing on the 60th day following the Termination Date

Qualifying Termination within 24 months following a Change in Control.(i)(ii)
Employee Level and Title	Severance Amount	Time and Form of Payment
Level 12 EVPs	2.0 times sum of Base Salary and target annual bonus under the AIP	Paid in a lump sum

________________________________________________

(i)

Any cash severance and severance benefits provided under the Policy will be reduced by and shall not be in addition to any cash severance and other severance benefits to which the Eligible Employee would otherwise be entitled under any general severance plan or severance policy of the Company, or any agreement between the Company and the Eligible Employee that provides for severance, or as required by applicable law.

(ii)

All payments shall be made at the time and in the form shown in the tables above, as applicable, except to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation and Release Agreement (“Agreement”) is made between Foot Locker, Inc., a New York corporation (the “Company”) on behalf of itself, its subsidiaries, and other corporate affiliates (collectively, the “Employer”) and [NAME], an individual residing in [STATE] (“Employee”) (each a “party” and together the “parties”). Defined terms not defined herein shall have the meanings set forth in the Foot Locker, Inc. Executive Severance Policy (the “Policy”).

WHEREAS, Employee has been employed by the Company;

WHEREAS, the Employee’s employment with the Company has terminated effective [DATE] (the “Separation Date”);

WHEREAS, the parties wish to ensure an amicable separation in exchange for certain promises, benefits, and payments, including certain rights and responsibilities of the Parties, as set forth in the Policy and as described in this Agreement; and

WHEREAS, this Agreement was delivered to Employee for review on [DATE] (the “Delivery Date”).

NOW, THEREFORE, in consideration of the payments and benefits provided in the Policy, and intending to be legally bound, the parties agree as follows:

1.    Return of Property. On or before the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, iPads, electronically-stored documents or files, physical files, and any other Employer property in the Employee’s possession, whether stored on the Employer’s equipment or media or on equipment or media belonging to the Employee or a third party, and all other property received from the Employer or any of its current or former employees or generated by the Employee in the course of employment. For the avoidance of doubt, the foregoing shall not include Employee’s personal contacts or any information which is generally available to the public other than as a result of a disclosure by the Employee in breach of the Employee’s confidentiality obligations under this Agreement or any prior agreement.

2.    Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee has been properly paid all salary, wages, commissions, bonuses and other compensation due to the Employee and the Employer does not owe the Employee any wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

3.    Payments and Benefits.

(a)    Whether or not the Employee signs and returns this Agreement, the Employee shall receive any salary and benefits payments owing for the final payroll period through the Separation Date to be paid in accordance with the Employer’s standard payroll practices, less all applicable federal, state and local withholding taxes and any other authorized or legally-required deductions. In addition, the Employee will receive payment for any accrued but unused vacation days, to be paid in accordance with the Employer’s standard payroll practices and applicable state law, less all applicable federal, state and local withholding taxes and any other authorized or legally-required deductions and any unreimbursed business expenses through the Separation Date, payable as soon as practicable following the Separation Date in accordance with Employer policy.

(b)    Subject to, and as consideration for, the Employee’s execution of, non-revocation of, and continued compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4, and other post-separation obligations, the Employer agrees to provide the following cash severance and other severance benefits: [ • ].

4.    Release.

(a)    Employee’s General Release and Waiver of Claims

In exchange for the consideration provided in the Policy, and except as specifically provided below, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including the Employer’s subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, partners, and other related persons or entities, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, disputes, suits, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter (i) arising from the beginning of time through the date the Employee executes this Agreement, including, but not limited to, (A) Claims arising out of the Employee’s employment with the Employer or any of the Released Parties, and (B) Claims arising under any federal, local, or state statute or regulation, including, without limitation, under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), the Immigration Reform and Control Act (IRCA), the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), the New York State mini-WARN Act, and the New York City Earned Safe and Sick Leave law, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Minimum Wage and Maximum Hours Law, Discrimination Against Military Personnel Act, Discrimination Against Employees who are Victims of Domestic Violence or Sexual Assault, Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.), Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), Florida Workers’ Compensation Retaliation provision (§ 440.205, Fla. Stat.), Florida Minimum Wage Act (§ 448.110, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.); all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; (ii) relating to or arising out of the Employee’s separation of employment; and (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Employee and the Employer or any other Released Party.

Notwithstanding anything herein to the contrary, nothing contained herein shall constitute a or release or waiver by the Employee of: (i) any Claims that cannot be waived by law; (ii) Claims arising after the Effective Date (as defined in Section 5 below) of this Agreement; (iii) Claims for welfare and tax qualified pension and retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (iv) any rights to indemnification as provided by, and in accordance with the terms of any organizational documents or policies, any Employer insurance policy providing such coverage, and applicable law; (v) Employee’s rights and obligations as a shareholder of the Employer, to the extent provided by law; or (vi) any rights or remedies available to the Employee to enforce this Agreement or any of its terms or conditions.

(b)    [Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.]

(c)    By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)    the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)    by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(iii)    the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)    the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)    the Employee was given at least [twenty-one (21)] [forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired;

(vi)    the Employee acknowledges and agrees that any changes to this Agreement, whether material or immaterial, after the date the Employee receives it shall not restart the [twenty-one (21)] [forty-five (45)]-day period.

(vii)    the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Executive Vice President, General Counsel at the Employer, 330 West 34th Street, New York, NY 10001, via email at [ ] before the end of this seven-day period; and

(viii)    the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.]

5.    Revocation and Effective Date. After signing this Agreement, the Employee shall have seven (7) calendar days (the “Revocation Period”) to revoke the Employee’s decision by indicating the Employee’s desire to do so in writing delivered via email to the Executive Vice President, General Counsel at [ ] by no later than the last day of the Revocation Period. Employee may not sign this Agreement before the Separation Date, and this will not be accepted or effective if signed before the Separation Date. If Employee timely revokes the Employee’s consent to this Agreement, this Agreement shall be of no force or effect and the Employee shall have no right to the payments and benefits set forth in Section 3(b) of this Agreement. Provided that the Employee does not timely revoke this Agreement during the Revocation Period, this Agreement shall go into effect on the eighth (8th) day after the Employee signs the Agreement (the “Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

6.    Unknown Claims. Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, if applicable, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7.    [Confidentiality of Agreement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, the Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law.]

8.    Remedies. In the event of a material breach or threatened material breach by the Employee of this Agreement, the Employee hereby acknowledges and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such material breach or threatened material breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If a court or arbitrator determines that the Employee has materially breached any of the material terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, seek to reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

9.    Successors and Assigns.  The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

10.    Governing Law, Jurisdiction, and Venue. This Agreement, and all matters arising out of or relating to this Agreement, and the Employee’s employment or separation of employment with Employer, for all purposes shall be governed by and construed in accordance with the laws of New York, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for New York, New York, and Employee and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Employee and the Company hereby irrevocably waive their respective rights to a jury trial with respect to any action or claims arising out of or relating to this Agreement. Employee understands and agrees that any action or claims arising out of or relating to this Agreement shall be heard only by a judge and not by a jury and that Employee is giving up Employee’s right to have any such action or claims heard by a jury .

11.    Entire Agreement. Unless specifically provided herein, this Agreement, together with the Policy, contains all of the understandings and representations between Employer and Employee relating to his/her terms of employment, employment relationship, and separation of employment, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Employee’s non-competition, non-solicitation, and confidentiality obligations, or any other continuing obligations the Employee owes the Employer which survive the termination of the Employee’s employment, and the other covenants contained in this Agreement.

12.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the General Counsel of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13.    Severability. If any provision of this Agreement is found by an arbitrator or court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

14.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), through DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16.    No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer or Employee of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

17.    Notices. All notices under this Agreement must be given in writing at the addresses indicated in this Agreement. When providing written notice to Employer, a copy must be provided to Employer’s General Counsel as indicated below:

Notice to Employer:

Foot Locker, Inc.
330 West 34th Street
New York, NY 10001
c/o General Counsel

Notice to the Employee:

[NAME]
[ADDRESS]
[EMAIL]

18.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

19.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[Signatures appear on following page]

NOTE TO EMPLOYEE:

Sign and return within [21] days after the Delivery Date.

IN WITNESS WHEREOF, I have read the Separation Agreement and General Release and hereby accept the benefits provided under the Separation Agreement and General Release, subject to the terms and conditions set forth therein.

[NAME]

Dated:

FOOT LOCKER, INC.

By:
         Name:  Jennifer Kraft
         Title:  Executive Vice President, General Counsel

Dated:

EXHIBIT C

ERISA CLAIMS PROCEDURES

1.    Claims Procedure. If an Eligible Employee (or the Eligible Employee’s beneficiary, if applicable) feel that the Eligible Employee has not been provided with all benefits to which such Eligible Employee is entitled under the Plan, the Eligible Employee (hereinafter referred to as “you” or a “participant”) may file a written claim with the Administrator with respect to the participant’s rights to receive benefits from the Plan. Participants will be informed of the Administrator’s decision with respect to a claim within ninety (90) days after it is filed. Under special circumstances, the Administrator may require an additional period of not more than ninety (90) days to review your claim. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the participant responds to the Administrator’s request for information to the extent required by law.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, you will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If your claim has been denied, or an adverse benefit determination has been made, you may request that the Administrator review the denial. The request must be in writing and must be made within 60 days after written notification of denial. In connection with this request, you (or your duly authorized representative) are entitled to (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Administrator written comments, documents, records, and other information related to the claim.

The review by the Administrator will take into account all comments, documents, records, and other information you submit relating to the claim. The Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan’s request for information to the extent required by law.

The Administrator’s decision on the claim for review will be communicated to you in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of your right to bring a civil action under Section 502(a) of ERISA. The decision of the Administrator is final, conclusive and binding on all parties.

The foregoing procedures must be exhausted before you bring a legal action seeking payment of benefits under the Plan. In the event of your death, the claims procedure set forth above shall be applicable to your beneficiaries.

2.    Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Administrator which has complete authority, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan to participants and their beneficiaries. All such interpretations and determinations of the Administrator shall be made in its sole and absolute discretion and shall be final, conclusive and binding upon all persons.

3.    Rights Under ERISA. Eligible Employees who primarily provide services in the United States are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

a. Receive Information About Your Plan and Benefits.

(i) Examine, without charge, at the Administrator’s office, and at other specified locations, all Plan documents.

(ii) Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

b. Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

c. Enforce Your Rights.

(i) If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to one hundred ten dollars ($110) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

d. Assistance with Your Questions. If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.